Exhibit 99.1

                  VESTA SUBSIDIARIES PLACED INTO REHABILITATION

    BIRMINGHAM, Ala., July 3 /PRNewswire-FirstCall/ -- Vesta Insurance Group, Inc. (Other OTC: VTAI.PK) announced that the following six insurance subsidiaries of Vesta Insurance Group, Inc. agreed to be placed into court-ordered rehabilitation in Texas:

     - Vesta Fire Insurance Corporation;
     - Vesta Insurance Corporation;
     - Shelby Insurance Company;
     - Shelby Casualty Insurance Corporation;
     - Texas Select Lloyds Insurance Company; and
     - Select Insurance Services, Inc. (attorney in fact for Texas Select
       Lloyds).

    The District Court of Travis County, Texas subsequently entered the Agreed Order of Rehabilitation and Permanent Injunction, appointing the Texas Commissioner of Insurance as Rehabilitator.

    At this time, policies are still in force, coverage remains in place, the insurance subsidiaries continue to issue new and renewal policies, process and pay claims, and pay agent commissions in the normal course.

    Pursuant to Chapter 21A of the Texas Insurance Code, title to the assets of these companies is now vested by operation of law in the Rehabilitator.

    As previously disclosed, Vesta Insurance Group, Inc. had been pursuing several possible transactions to improve the financial condition of these subsidiaries, including a possible sale of certain subsidiaries, but was unable to enter into a definitive agreement. The Rehabilitator is in the process of developing a plan of rehabilitation for the affected companies, which includes the sale of certain of the insurance subsidiaries.

    Florida Select Insurance Company and Hawaiian Insurance & Guaranty, Ltd. have consented to the entry of similar orders in the appropriate courts in Florida and Hawaii.

    Vesta Insurance Group, Inc. believes that entry of these orders of rehabilitation constitutes a default under the terms of the Group's Indenture with respect to its existing long term debt securities. Such default does not affect the ability of the Rehabilitator to close a sales transaction.

    About Vesta Insurance Group, Inc.

    Vesta, headquartered in Birmingham, Ala., is a holding company for a group of insurance companies that primarily offer property insurance in targeted states.

SOURCE  Vesta Insurance Group, Inc.
    -0-                             07/03/2006
    /CONTACT: John W. McCullough, Vice President - Associate General Counsel of Vesta Insurance Group, Inc., +1-205-970-7056, or Jmccullough@vesta.com/
    /Web site:  http://www.vesta.com/
    (VTAI)